Exhibit 10.19.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (the “Amendment”), made and entered into as of the 21 day of  November, 2007 by and between First Industrial, L.P., a Delaware limited partnership, as Landlord, (hereinafter “Landlord”) and Build-A-Bear Retail Management, Inc., a Delaware corporation, as Tenant,  (hereinafter “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into an Industrial Building Lease dated August 28, 2004 (also known as the Industrial Space Lease dated August 22, 2004, the “Original Lease”), amended by the First Amendment to Lease dated October 31, 2006 (the “First Amendment”), and further amended by the Second Amendment to Lease dated December 31, 2006 (the “Second Amendment”, together with the First Amendment, the Original Lease and as amended hereby, the “Lease”), for certain space known and numbered as 1938 – 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63144 (the “Building”) containing approximately 51,976 rentable square feet (the “Premises”); and

WHEREAS, pursuant to the terms and conditions of the Second Amendment, Tenant occupies and uses Suite 1930 Innerbelt Business Center Drive containing approximately 7,437 square feet (the “Expansion Premises”) on a month to month basis; and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to their mutual benefit and advantage, as more fully set forth herein below.

NOW THEREFORE, for and in consideration of the covenants and agreements herein, the parties hereto stipulate, covenant and agree as follows:

1.  Landlord and Tenant hereby amend and modify the Lease to provide that, effective as of January 1, 2008, the Expansion Premises Term (as defined in the Second Amendment) shall no longer be on a month-to-month basis, and shall instead be coterminous with the Term for the remainder of the Premises and, effective as of January 1, 2008, the Expansion Premises shall be deemed a portion of the Premises for all purposes under the Lease.  Effective as of January 1, 2008, Section 6 of the Second Amendment shall be deleted in its entirety.  Notwithstanding anything contained in the Lease to the contrary, from and after January 1, 2008 and for the duration of the Term, the term “Premises” under the Lease shall be deemed to include the Premises (as defined in the Original Lease) and the Expansion Premises (as defined in the Second Amendment).  The parties hereby agree that Tenant does not occupy and shall have no liability for the Additional Premises (as defined in the First Amendment), and that such Additional Premises is not a part of the Premises.

2.  The approximate square footage of the Premises as set forth in Section 1.4 of the Original Lease shall be amended effective January 1, 2008 to mean approximately 59,413 square feet.

3.  Effective as of January 1, 2008, the Term of this Lease shall be extended for a period of five (5) years so that the Expiration Date of the Term as defined in Section 1.6 of the Original Lease shall be amended as of January 1, 2008 to mean December 31, 2013.

4.  Commencing January 1, 2008, Base Rent for the Premises shall be amended as set forth herein and continuing through December 31, 2013, and in consideration of the Premises, Tenant shall pay to Landlord as Base Rent, payable in equal installments on or before the first day of the month, without notice or setoff except as provided in the Lease, per the following schedule:

Jan. 1, 2008 – Dec. 31, 2010                                                      $505,010.50 ($8.50/ft)                                           $42,084.21/month
Jan. 1, 2011 – Dec. 31, 2013                                                      $522,834.40 ($8.80/ft)                                           $43,569.53/month

5.  Effective as of January 1, 2008, Tenant’s Proportionate Share as set forth in Section 1.12 of the Original Lease shall be amended to mean 30.96% (59,413/191,923), and commencing on January 1, 2008 and continuing through the Expiration Date, Tenant shall pay its Proportionate Share of Operating Expenses based on this increased Proportionate Share.  Commencing as of January 1, 2008, the annual cost of Controllable Operating Expenses (as hereinafter defined) shall not increase by more than five (5) percent over the cost of Controllable Operating Expenses for the immediately preceding year, it being acknowledged that the cost of Controllable Operating Expenses for calendar year 2007 was $1.02 per square foot, and accordingly, the cost of Controllable Operating Expenses for the calendar year 2008 shall not exceed $1.07 per square foot.  Controllable Operating Expenses shall mean those Operating Expenses that are not costs attributable to utilities, real estate taxes, assessments, owner’s association fees, insurance premiums, snow removal, amortization of capital expenses, real estate tax appeal fees, snow removal or any other costs outside of Landlord’s reasonable control.

6.  Tenant and Landlord hereby acknowledge that Premises is leased in its current and existing “as is, where is” condition.  Landlord has agreed to allow Tenant to perform certain improvements within the Premises in accordance with the terms and provisions of the Tenant Work Letter attached hereto as Exhibit A and made a part hereof .

7.  Tenant and Landlord hereby acknowledge that no broker or agent was involved in this transaction, thus neither Landlord nor Tenant are under any obligation to pay any leasing commissions or fees.  Each party hereby holds harmless and indemnifies the other from and against any and all cost, expense (including reasonable attorneys' fees) or liability for any compensation, commissions or charges by a party claiming to have dealt with the indemnifying party.  The foregoing indemnification shall survive the termination or expiration of this Lease.

8.  This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.  As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant.  To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

9.  Neither this Amendment nor any memorandum thereof shall be recorded and the act of recording by Tenant shall be deemed a default by Tenant hereunder.

10.  This Amendment shall be governed by and construed in accordance with the laws of the State in which the Property is located.

11.  In construing this Amendment, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Amendment.  Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Amendment shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

12.  The provisions of this Amendment shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

13.  This Amendment may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Amendment.  A fully executed facsimile copy of this Amendment shall be effective as an original.

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Lease as of the day and year first above written.

LANDLORD:

FIRST INDUSTRIAL, L.P., a Delaware Limited Partnership

By:  First Industrial Realty Trust, Inc., a Maryland Corporation

Its:   General Partner

By:       /S/ Richard Prokup________________________

Name: ___ Richard Prokup _______________________

Its:      ___Vice President_________________________

Date:  ___11/21/2007____________________________

TENANT:

Build-A-Bear Retail Management, Inc., a Delaware corporation

By:     ___/S/Tina Klocke_________________________

Name: __Tina Klocke____________________________

Its:     ___Chief Financial Bear_____________________

EXHIBIT A

TENANT WORK LETTER

If Tenant shall perform or cause to be performed any initial tenant improvements in the Premises, then Tenant shall comply with the requirements set forth herein.  All alterations to the Premises, excepting movable furniture and trade fixtures or any other alteration that constitutes Tenant’s Property (as defined in the Original Lease), shall, at Landlord's option, become a part of the realty and belong to Landlord.

1.           SUBMITTAL OF PLANS.  Prior to commencing any work in the Premises, Tenant shall submit to Landlord for Landlord’s review and approval its proposed plans for the tenant improvement work.   Landlord shall, within thirty (30) business days after the date of Tenant’s submittal, approve in writing or make any comments to the proposed plans.  In the event Landlord fails to approve or request changes to the proposed plans within such thirty (30) day period, such proposed plans shall be deemed approved.  If changes are required by Landlord, Tenant shall, within thirty (30) working days of the date Landlord submits its requested changes to the proposed plans, incorporate any changes acceptable to Tenant into a revised set of proposed plans, and shall resubmit such revised proposed plans to Landlord for Landlord’s review and approval.  Landlord shall provide its written approval or additional requested change to the revised proposed plans within fifteen (15) business days of Tenant’s resubmission of such revised proposed plans.  In the event Landlord fails to approve or request additional changes to the revised proposed plans within such fifteen (15) business day period, such revised proposed plans shall be deemed approved.  Tenant may not commence work in the Premises until Tenant has obtained Landlord’s written approval of Tenant’s proposed plans (as revised, if applicable).  The tenant improvement work as set forth in the final plans that Landlord has approved in writing shall be referred to as “Tenant’s Work.”  Without limiting the foregoing, Tenant’s proposed plans shall include:
(a)           A separate scale drawing denoting all proposed construction and/or demolition, if necessary.

(b)           A separate drawing for each trade proposing structural, electrical, mechanical, civil or landscaping modifications in the Expansion Premises.

(c)           Specify all dimensions and complete references to all work to be performed in the affected areas.

(d)           If adding extra electrical or mechanical equipment, provide complete operating and maintenance specifications for each item.

2.           CHECKLIST.  Landlord has provided Tenant with a checklist, attached hereto as Attachment 1,  listing the items required to be furnished to Landlord in connection with the Tenant’s Work.  Tenant shall furnish to Landlord prior to, during, or upon completion of Tenant's Work, as applicable, each of the items specified in the checklist attached hereto as Attachment 1.

3.           CONTRACTORS PROVIDING TENANT IMPROVEMENT SERVICES.
(a)           The contractor employed by Tenant and any subcontractors shall be (i) duly licensed in the state in which the Premises are located, and (ii) subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  If more than one trade is employed on a single job, state law requires the services of a general contractor in addition to contractors for specialty work being performed

(b)           Each contractor shall provide proof of licensing as a general or specialty contractor in accordance with state law.  Additionally, each contractor shall furnish proof of licensing in the city or municipality in which the construction related activity is to take place.

(c)           Intentionally Deleted.

(d)           Tenant and Tenant's contractors, and any Landlord’s contractors, if applicable, shall comply with all Applicable Laws pertaining to the performance of Tenant's Work and the completed improvements and all applicable safety regulations established by Landlord or the general contractor.

(e)           Prior to commencement of any work in the Premises, Tenant and Tenant's contractors (and any subcontractors) shall obtain and provide Landlord with certificates evidencing Workers' Compensation, public liability and property damage insurance in amounts and forms and with companies satisfactory to Landlord.  Each general contractor (and any subcontractor) employed on the Premises shall provide Landlord with a current certificate of insurance in effect for that contractor with a thirty day notice of cancellation or revocation clause.  Insurance requirements are as follows:

(i)           Comprehensive General Liability with a $2,000,000 Combined Single Limit covering the liability of Landlord and contractor for bodily injury and property damage arising as a result of the construction of the improvements and the services performed thereunder.  Landlord shall be named as an additional insured.

(ii)          Comprehensive Automobile Liability with a $2,000,000 Combined Single Limit covering Landlord and vehicles used by contractor (and any subcontractor) in connection with the construction of the improvements.

(iii)         Workers' Compensation and Employer's Liability as required by law, for employees of the contractor (and any subcontractors) performing work on the Premises.

(f)           The following requirements shall be incorporated as "Special Conditions" into the contract between Tenant and its contractors and a copy of each contract shall be furnished to Landlord prior to the commencement of Tenant's Work:

(i)           Prior to start of Tenant's Work, Tenant's contractor shall provide Landlord with a construction schedule in "bar graph" form indicating the estimated completion dates of all phases of Tenant's Work.

(ii)          Tenant's contractor shall be responsible for the repair, replacement or clean-up of any damage done by it to other contractors' work which specifically includes accessways to the Premises which may be concurrently used by others.

(iii)         Tenant's contractor shall accept the Premises prior to starting any trenching operations.  Any rework of sub-base or compaction required after the contractor's initial acceptance of the Premises shall be done by Tenant's contractor, which shall include the removal from the Property of any excess dirt or debris.

(iv)         Tenant's contractor shall contain its storage of materials and its operations within the Premises and such other space as it may be assigned by Landlord.  Should Tenant’s contractor be assigned space outside the Premises, it shall move to such other space as Landlord or Landlord's contractor shall direct from time to time to avoid interference or delays with other work.

(v)          Tenant's contractor shall clean up the construction area and surrounding exterior areas daily.  All trash, demolition materials and surplus construction materials shall be stored within the Premises and promptly removed from the Premises and the Property and disposed of in an appropriate sanitation site.

(vi)         Tenant's contractor shall provide temporary utilities, portable toilet facilities, and potable drinking water as required for its work within the Premises.

(vii)        Tenant's contractor shall notify Landlord or Landlord's project manager of any planned work to be done on weekends or other than normal job hours.

(viii)       Tenant's contractor or subcontractors shall not post signs on any part of the Property or on the Premises.

4.           COSTS.
(a)           Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Tenant's Work (including the costs of all permits and inspections therefore, including the applicable certificate of occupancy) and shall furnish to Landlord within a reasonable time,  evidence of such payment upon request.

(b)           Landlord shall reimburse Tenant for Tenant’s actual costs incurred in the performance of Tenant’s Work (the “Work Cost”) up to the maximum amount of $62,413.00 (“Landlord’s Contribution”).  Landlord shall pay to Tenant a portion of the Work Cost up to the maximum amount of Landlord’s Contribution within thirty (30) days after Tenant submits to Landlord written evidence of the Work Cost, together with final lien waivers from all general contractors and sub-contractors.  Tenant shall be solely responsible for all portions of the Work Cost that exceed Landlord’s Contribution.  Tenant must request the reimbursement of the Landlord’s Contribution, if at all, prior to November 30, 2008, and if Tenant does not request Landlord’s contribution on or prior to November 30, 2008, Landlord’s Contribution shall no longer be available to Tenant and Landlord shall not be responsible for, and shall not pay to Tenant, any portion of the Work Cost or Landlord’s Contribution; provided, however, that in the event Tenant’s completion of Tenant’s Work is delayed due to governmental acts, strikes, utility disruptions or failures, acts of God or any other cause beyond the reasonable control of Tenant (each, a “Force Majeure Event”), Landlord’s obligation hereunder to reimbursement of Landlord’s Contribution shall extend pass November 30, 2008 for an amount of time equivalent to the period of any Force Majeure Events so long as Tenant promptly notifies Landlord of each such Force Majeure Event and uses all reasonable efforts to remove the cause of such delay and to resume the performance of Tenant’s Work.

5.           CONTRACTOR'S BONDS.  All contractors and subcontractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with the general contractor and other contractors on the project.  Tenant shall obtain or cause its contractor to obtain and deliver evidence thereof to Landlord covering the faithful performance of the contract for the construction of the Tenant's Work.  Any bonds obtained pursuant hereto shall be for the mutual benefit of both Landlord and Tenant as obligees and beneficiaries.

6.           MECHANIC'S LIENS.
(a)           Tenant shall not suffer or permit to be enforced against the Premises or any part of the Property any mechanic's, materialman's, contractor's or subcontractor's lien arising out of any work of improvement, however it may arise.

(b)           Tenant shall notify Landlord at least ten (10) days prior to the commencement of construction of any Tenant's Work and Landlord shall have the right to post and record a notice of nonresponsibility in conformity with applicable law.  Within ten (10) days following completion of Tenant's Work, Tenant shall file a Notice of Completion and deliver to Landlord an unconditional release and waiver of lien executed by each contractor, subcontractor and materialman involved in Tenant's Work.

(c)           In the event any lien is filed against the Property or any portion thereof or against Tenant's leasehold interest therein, Tenant shall obtain the release and/or discharge of said lien, within ten (10) days after the filing thereof.  In the event Tenant fails to do so, Landlord may obtain the release and/or discharge of said lien and Tenant shall indemnify Landlord for the costs thereof, including reasonable attorney's fees, together with interest at the Applicable Interest Rate from the date of demand.  Nothing herein shall prohibit Tenant from contesting the validity of any such asserted claim, provided Tenant has furnished to Landlord a lien release bond freeing the Premises from the effect of the lien claim.

7.           INDEMNITY.  Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers' compensation, reasonable attorney's fees and costs) based on personal injury or property damage, or otherwise (including, without limitation, contract and breach of warranty claims) arising from the performance of Tenant's Work.  Tenant shall repair or replace (or, at Landlord's election, reimburse Landlord for the cost of repairing or replacing) any portion of the Building or item of Landlord's equipment or any of Landlord's real or personal property damaged, lost or destroyed in the performance of Tenant's Work.

8.           BUILDING STANDARDS.  All work shall conform to Landlord's established building standards and specifications provided to Tenant.  Tenant is required to make these standards part of the construction documents.

9.           ROOF PENETRATIONS.  If improvements penetrate the roof membrane, the penetrations will be sealed per Landlord’s roofing contractor’s roofing specifications and inspected by Landlord’s roofing contractor to maintain the roof warranty.  The cost of inspection and all corrective work shall be borne by Tenant.

10.         BUILDING MODIFICATIONS.  Tenant’s Work shall only be completed within the Premises.  Tenant will not be allowed to modify Building exterior or mechanical and electrical service as provided to the Building in common with other tenants, except to the extent required by applicable laws, codes, rules or regulations.

11.         ELECTRICAL WORK.  All electrical work shall be provided from the unit space electrical panel only.  Additional service requirements shall be secured only by direction of Landlord.

12.         SCHEDULE OF WORK.  Tenant may be required to provide a schedule of all work to be performed, subject to Landlord approval, which such approval shall not be unreasonably withheld, conditioned or delayed.   All costs to produce such schedule shall be borne solely by Tenant.

13.         CLEAN UP AND DISPOSAL OF CONSTRUCTION DEBRIS.  Building trash containers are provided for office generated trash only and are not to be used for disposal of construction-related materials and debris.  Unapproved usage will result in a penalty assessment to the Tenant equal to the cost of an extra pick-up service as provided under the current rate schedule of regular trash removal service.

14.         INSPECTION BY LANDLORD.  Landlord reserves the following rights:  (i) the right of inspection prior to, during and at completion of all construction and/or demolition; provided, however, that such inspections shall not unreasonably interfere with completion of Tenant’s Work,  (ii) the right to post and record a notice of nonresponsibility in conformity with applicable law, and (iii) the right to order a total stop to all improvements underway for non-compliance with any of the requirements hereof; provided, however, that Landlord shall not have the right to order such total stop to all improvements unless Landlord has provided Tenant two (2) business days prior written notice of such non-compliance.

15.         GENERAL PROVISIONS.
(a)           All materials, work, installations and decorations of any nature whatsoever brought on or installed in the Premises before the commencement of the Term or throughout the Term shall be at Tenant's risk, and neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever.

(b)           Nothing contained herein shall make or constitute Tenant as the agent of Landlord.

ATTACHMENT 1

ITEMS TO BE FURNISHED TO LANDLORD FOR EACH WORK OF IMPROVEMENT:

1.	Plan of Alterations for Landlord Approval.

2.	Contractor(s), Address, Telephone Number, Contact Person.

3.	Copy of Contractor's State and City Business License.

4.	Copy of Building Permit.

5.	Copy of Final Inspection and Signed Building Permit Cards.

6.	Copy of Certificate of Insurance naming Landlord as Additional Insured. Insurance to include Comprehensive General Liability, Comprehensive Auto, Workers' Compensation and Employer's Liability.

7.	Signed Unconditional Lien Waiver in favor of Landlord.

8.	Schedule of Work.

9.	Intentionally Deleted.

10.	Architect's License and Expiration.

11.	Tenant and Architect Agreement.

12.	Tenant and Contractor Agreement.

13.	Copy of Permit Plans.

14.	Copy of As-Builts.

15.	Copy of Recorded Notice of Completion.

16.	Certificate of Occupancy.

17.	Evidence of Insurance for All-Risk/Builder's Risk Insurance to the Amount of Improvements.